Exhibit Number (8)

Fee schedule, dated January 27, 1997, between the Trust and the Custodial Trustee


Alameda-Contra Costa Medical Association

Fee Schedule for Client using Qualified Investment Managers


Fees are based on the market value of the account, prorated and charged quarterly. Applies to all assets, including holding in short-term money accounts or funds and participant loans.

 .07 of 1% on first $20,000,000
 .05 of 1% on next $25,000,000
 .03 of 1% on Balance
$2,000 per account charge


Minimum annual fee.....$5,000


All fees due and payable 30 days from date of bill. Unpaid fees outstanding over 30 days will be subject to late charges of 1% per month on the unpaid balance. All fees are subject to change.


Company: Alameda-Contra Medical Association     Date: 1/23/97

Accepted: (Signature)  William N. Guertin

          (Signature)  Roger Parodi                   1/27/97
                       Assistant Vice President and Trust Officer
                       Wells Fargo



SUPPLEMENTAL CHARGES

1. TRANSACTION CHARGES
   Charges for these services are in addition to the Trustee/Custody fees. They are assessed as the service is provided and billed quarterly except as noted.


Charges for Non-Wells Fargo Investments

Per Transaction
Trades (includes Purchases and Sales)
  Affirmed book entry.........................$15
  All other security trades...................$20
  Employer Stock/Mutual Funds/Money
  Market Instruments/GIC/GAC..................$20
   (Does not include wire, reinvestment of income)
  Purchase or sale of:
    Wells Fargo CDs.....................No Charge
    Non WFB CDs...............................$75
   (includes wire charges and maturity)
  Security distributions/re-registrations.....$25
  Options (Sale through closing transaction)..$50

Employer Proxies
  Proxy tabulation......................$.50/Card
  Report detailing voting results.....$300/Report
  Any out-of-pocket expenses incurred


Cash Transaction Fees

Cash Transactions
    Check disbursements (includes processing, reporting,
    tax forms and mailing costs, as applicable)
  Non-recurring................................$7
  Recurring
    Check by mail..............................$3
    Electronic direct deposit..................$1
  Change or addition...........................$2
  Outgoing wire transfers.....................$15

Loans to Participants (of Defined Contribution Plans)
  Set-up charge/refinance (each loan).........$75
  Change to rate or terms.....................$50
  Payment by employer payroll deduction
    (per loan per year).......................$40
  Participant payment by check
    (per scheduled payment)...................$10


2. SPECIAL FEES FOR EXTRAORDINARY SERVICES - Additional compensation will be requested for:
   - Overdrafts
   - Any special services, reporting or tax returns rendered;
   - Other services for which compensation is not expressly provided, including but not limited to consultation with clients or their agents;
   - Out-of-pocket travel expenses incurred to attend meetings;
   - Employer security appraisals.


All fees due and payable 30 days from date of bill. Fees unpaid within 30 days will be subject to late charges of 1% per month on the unpaid balance. All fees subject to change.


Company Name: Alameda-Contra Costa Med Assoc        Date: 1/27/97

Accepted: (Signature) William N. Guertin

          (Signature) Roger Parodi                      1/27/97
                      Assistant Vice President and Trust Officer
                      Wells Fargo Bank